Filed under Rule 424(b)(3), Registration Statement No. 333-249702
Pricing Supplement No. 559 - Dated Monday, November 28, 2022 (To: Prospectus Dated October 28, 2020 and Prospectus Supplement Dated October 30, 2020
CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FU53	[]	100.000%	1.250%	[]	Fixed	4.150%	Monthly	12/15/2027	01/15/2023	$4.27	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 12/15/2023 and Monthly thereafter with 30 Calendar Days' Notice.
63743FU61	[]	100.00%	1.650%	[]	Fixed	4.750%	Monthly	12/15/2031	01/15/2023	$4.88	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 12/15/2024 and Monthly thereafter with 30 Calendar Days' Notice.

National Rural Utilities Cooperative Finance Corp
Offering Date: Monday, November 28, 2022 through Monday, December 5, 2022
Trade Date: Monday, December 5, 2022 @12:00 PM ET
Settle Date: Thursday, December 8, 2022
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0235 via RBC Dain Rauscher Inc.

Agents: InspereX LLC, Citigroup, Wells Fargo Advisors, RBC Capital Markets

Trustee: U.S. Bank National Association

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of InspereX Holdings LLC. All Rights Reserved.
National Rural Utilities Cooperative Finance Corp Prospectus dated October 28, 2020 and Prospectus Supplement Dated: October 30, 2020